                                                                                                  CONFORMED COPY

                                                   FORM 18-K/A

                           For Foreign Governments and Political Subdivisions Thereof

                                       SECURITIES AND EXCHANGE COMMISSION
                                             Washington, D.C. 20549

                                               AMENDMENT NO. 5 TO
                                                  ANNUAL REPORT
                                                       of
                                               PROVINCE OF ONTARIO
                                                    (Canada)
                                              (Name of Registrant)

                                 Date of end of last fiscal year: March 31, 2002

                                             SECURITIES REGISTERED*
                                      (As of the close of the fiscal year)

        Title of Issue                     Amounts as to which                  Names of exchanges
                                           registration is effective            on which registered

        N/A                                N/A                                  N/A

                          Name and address of persons authorized to receive notices and communications from the Securities and Exchange Commission:

                                                  Jamal Khokhar
                                                   Counsellor
                                                Canadian Embassy
                                          501 Pennsylvania Avenue N.W.
                                             Washington, D.C. 20001

                                                   Copies to:
                                                 Brice T. Voran
                                               Shearman & Sterling
                                       Commerce Court West, 199 Bay Street
                                        Toronto, Ontario, Canada M5L IE8

* The Registrant is filing this annual report on a voluntary basis.

                                               PROVINCE OF ONTARIO

                  The  undersigned  registrant  hereby  amends its Annual Report on Form 18-K for the fiscal year ended March 31, 2002 (the "Annual Report") as follows:

                  The following additional exhibit is added to the Annual Report:

                  Exhibit (i)       2003 Ontario Budget - The Right Choices: Securing our Future

                  Included in this  Amendment  No. 5 to the Annual  Report is a document  entitled  "2003 Ontario
Budget - The Right  Choices:  Securing our Future"  which was published by the  Government  of the Province,  and filed with the Clerk of the  Legislature,  on March 27, 2003 (the  "Budget").  In past  years,  a budget has been released  publicly at the same time that it has been tabled in the Ontario  Legislature.  The  Legislature is not currently  in  session  but is  expected  to be back in  session  at the end of  April,  2003.  Once the  session commences, the Government will present the Budget to the Legislature.

                                                    SIGNATURE

                  Pursuant to the  requirements  of the Securities  Exchange Act of 1934, the registrant has duly caused  this  amendment  to the  annual  report to be signed on its  behalf by the  undersigned,  thereunto  duly authorized, at Toronto, Ontario.

                                                     PROVINCE OF ONTARIO
                                                     (Name of registrant)

March 27, 2003                                       By:    /s/ Gadi Mayman
                                                         -------------------------------------------------
                                                           Name:       Gadi Mayman
                                                           Title:      Executive Director
                                                                       Capital Markets Division
                                                                       Ontario Financing Authority

                                                  Exhibit Index

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Exhibit (i):      2003 Ontario Budget - The Right Choices: Securing our Future
                                                                                                               5

                                                                                                     EXHIBIT (i)